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                                 April 25, 2000

Mr. Darwin Deason
c/o Affiliated Computer Services, Inc.
2828 North Haskell Avenue
10th Floor
Dallas, Texas 75201

Re: CREDIT AGREEMENT (THE "CREDIT AGREEMENT") DATED MARCH 22, 1999, BY AND AMONG PRECEPT BUSINESS SERVICES, INC. ("PRECEPT"), BANK ONE, TEXAS, N.A. AS CONTRACTUAL REPRESENTATIVE ("AGENT") FOR ITSELF AND THE OTHER LENDERS (COLLECTIVELY, THE "LENDERS"), AS HERETOFORE AMENDED AND AS AMENDED BY THAT CERTAIN AMENDMENT AND WAIVER NO. 3 (THE "AMENDMENT") DATED AS OF APRIL 27, 2000, AMONG PRECEPT, AGENT AND THE LENDERS (CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED SHALL HAVE THE MEANING GIVEN TO SUCH TERMS IN THE CREDIT AGREEMENT AND THE AMENDMENT)

Dear Mr. Deason:

         As a condition to the Amendment and the extension of additional credit to Precept, Lenders have requested that you guarantee payment when due of all "Secured Obligations" (as defined in the Credit Agreement) up to the principal amount of $2,266,000, plus interest and expenses of enforcement, pursuant to that certain Limited Guaranty dated as of April 27, 2000 to be executed by you and accepted by Agent on behalf of the Lenders (the "Additional Guaranty"). In consideration of your executing and delivering the Additional Guaranty, Precept agrees as follows:

         (1) In the event demand is made upon you to pay any amounts under the Additional Guaranty (the "Payment Obligation"), Precept shall pay such amount to Bank One for the benefit of the Lenders. If Precept does not pay such amount directly and you are required to make any payment under the Additional Guaranty, Precept agrees to reimburse you on demand for the amount of such payment, together with interest from the date of payment at the Default Rate (which amount Precept hereby promises to pay). In the event demand is made upon you to provide collateral security for the Additional Indebtedness as provided in Section 2(b) of the Additional Guaranty (the "Collateral Obligation"), Precept shall provide such collateral security (or other collateral security acceptable to Lenders) to Agent for the benefit of the Lenders. If Precept does not provide such collateral security and you are required to provide it as therein


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required, Precept agrees to reimburse you on demand for the value of such collateral security, together with interest from the date that such security is provided at the Default Rate (which amount Precept hereby promises to pay). IN ADDITION TO THE AFOREMENTIONED REIMBURSEMENT OBLIGATIONS, PRECEPT AGREES TO PAY AND INDEMNIFY YOU AND HOLD YOU FREE AND HARMLESS FROM AND AGAINST (A) ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING ATTORNEYS' FEES AND EXPENSES) INCURRED IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, THE DEFENSE OF THE ADDITIONAL GUARANTY, PERFORMANCE OF THE PAYMENT OBLIGATION, PERFORMANCE OF THE COLLATERAL OBLIGATION, ENFORCEMENT OF THE AGREEMENTS HEREIN CONTAINED, OR OTHERWISE, AND (B) ALL EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES) INCURRED IN CONNECTION WITH THE MAKING OR PERFORMANCE OF THE ADDITIONAL GUARANTY OR THIS AGREEMENT.

         (2) Furthermore, if the Guaranteed Amount (as determined pursuant to Section 3 of the Additional Guaranty) (the "Guaranteed Amount") is not paid in full in cash and the Letters of Credit issued under the Credit Agreement are not terminated or expired, or a Release Event (as defined in the Additional Guaranty) has not occurred, by October 22, 2000, Precept agrees to pay or deliver to you at your option either (A) a number of shares of Precept's Series A Convertible Preferred Stock, par value $1.00 per share ("Preferred Shares"), and Common Stock Purchase Warrants in the form attached as Exhibit A (the "Warrants") to the Securities Purchase Agreement dated as of or about April 19, 2000 between Precept and the Shaar Fund Ltd. ("Shaar" and the "Shaar Agreement") equal to the number of Preferred Shares and Warrants that would have been issued if the Guaranteed Amount then outstanding had been applied to the purchase of Preferred Shares and Warrants for the same price and otherwise on the same terms and conditions specified in the Shaar Agreement, such Preferred Shares and Warrants to be entitled to the benefit of all representations, warranties, covenants, rights and other benefits provided to Shaar under the Shaar Agreement and all related undertakings and agreements or (B) such mutually acceptable consideration to you having a value equivalent to the instruments you would have received pursuant to (A) above; PROVIDED you shall exercise your rights hereunder in a manner that does not contravene NASD Rule 4310(c)(25)(G).

         (3) The term of this Agreement shall commence as of the date hereof and continue in effect until all Guaranteed Obligations (as defined in the Additional Guaranty) are terminated or extinguished (but not by reason of the payment of the obligations by you).

         (4) Precept represents and warrants to you that the making and performance of this Agreement (a) have been duly approved by the Board of Directors of Precept and any other necessary corporate action on the part of Precept and (b) do not, and will not, subject to the terms of the Credit Agreement, conflict with any agreement, order or obligation to which Precept is a party or is otherwise bound. You acknowledge that your enforcement of the terms of paragraph 1 above are subject to the terms of the Additional Guaranty. Until the Secured Obligations have been indefeasibly paid in full in cash, you have no right to enforce any of the reimbursement or


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indemnification obligations of Precept set forth in paragraph 1 above. Should you have the right, notwithstanding the foregoing, to exercise any such rights in paragraph 1 or to receive consideration other than securities pursuant to paragraph 2, you hereby expressly and irrevocably (a) subordinate any and all such rights at law or in equity that you may have to the indefeasible payment in full in cash of the Secured Obligations, and (b) agree to turn over to the Agent for application to the Secured Obligations any and all amounts, or payments (other than the securities received pursuant to paragraph 2 above or reimbursement of attorneys fees pursuant to paragraph 1(B) above) received by you in connection with this Agreement until the Secured Obligations are indefeasibly paid in full in cash. You acknowledge and agree that the provisions of this paragraph are intended to benefit the Agent and the "Holders of Secured Obligations" (as defined in the Credit Agreement) and that the Agent, the Holders of Secured Obligations and their respective successors and assigns are intended third party beneficiaries of the provisions set forth in this paragraph.

         (5) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and verbal, between the parties hereto with respect to the subject matter hereof.

         (6) This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to choice of law principles of such laws.

         (7) The parties hereto may execute this Agreement in multiple counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed to be an original instrument as against any party who as signed it.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       PRECEPT:

                                       PRECEPT BUSINESS SERVICES, INC.

                                       By:
                                          --------------------------------------
                                       Printed Name:
                                                    ----------------------------
                                       Title:
                                             -----------------------------------



ACCEPTED as of this _____ day
of ____________________, 2000:



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DARWIN DEASON


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